Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-189500), the Registration Statement on Form S-3 (Registration No. 333-190050), the Registration Statement on Form S-3 (Registration No. 333- 193718), the Registration Statement on Form S-8 (Registration No. 333-153642), Registration Statement on Form S-8 (Registration No. 333-186722) and Registration Statement on Form S-8 (Registration No. 333-193663) of our report dated March 31, 2014, with respect to the consolidated financial statements of Real Goods Solar, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ EKS&H LLLP

March 31, 2014

Denver, Colorado